Exhibit 23.2

KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 6, 2022, with respect to the consolidated financial statements of Tiedemann Wealth Management Holdings, LLC, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

Philadelphia, Pennsylvania

January 25, 2023